Exhibit 10.53

EMPLOYMENT AT WILL AGREEMENT

This Employment at will agreement, made and entered into this August 3rd, 2020 by and between Blue Star Foods Corp & any/all of its affiliates (Florida Corporations), a Delaware corporation (hereinafter referred to as “Employer”) and Silvia Alana (hereinafter referred to as “Employee”). (Employment to begin upon the execution of signed agreement)

WITNESSETH:

WHEREAS, Employer directly &/or through any of its affiliates desires to secure the services of Employee for its accounting books and records;

WHEREAS, Employer directly &/or through any of its affiliates and Employee believe it to be in their best interest to create a definite and certain employment agreement under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of the mutual benefits to be gained by the performances thereof, the parties agree as follows:

1. Employment. Employer hereby employs Employee as, and in the specific capacity of “Corporate Controller”, and Employee hereby accepts said employment pursuant to the terms and conditions hereinafter set forth.

2. Term. The term of this agreement (“Agreement/Contract”) shall commence upon the execution of this document. The term of this agreement shall end exactly 3 (three) years from execution of this Amendment, subject to prior termination pursuant to the terms and conditions of the Agreement. The term may be renewed annually (or for some other time frame as determined by the Employer) pursuant to the same terms and conditions unless amended. This agreement is renewable, assignable and transferable at the option of the employer only.

3. Compensation. For all services rendered by Employee pursuant to this agreement and in addition to the other monetary or fringe benefits referred to herein, Employer shall pay to Employee a Semi-monthly base salary in accordance with the salary schedule as hereto attached in Schedule A. The salary schedule will be reviewed at anytime and may be adjusted with a 30 days notification.

4. Additional Benefits. During the term of employment, the Employee shall receive the following benefits paid by Employer:

a)	Company laptop, VOIP Phone.
b)	Annual vacation (non-cumulative):3 weeks from 1st anniversary.
c)	Sick & personal leave: 3 days non-cumulative per year
d)	Maternity leave (6 weeks natural delivery/8 weeks C-section).
e)	401 K Plan
f)	Health Insurance $450 per month for employee only. On any medical insurance enrolled with the current Paychex network.
g)	Other Paychex benefit packages during employment.

5. Duties.

a. Employee agrees to devote at least forty (40) hours per week of Employee’s time and best efforts to the business of Employer at the Employer’s offices or territory assigned. The expenditure of a reasonable amount of time for personal outside business, charitable and professional activities shall not be deemed a breach of this Contract, provided such activities do not materially interfere with the services required to be rendered to Employer hereunder.

b. Employee shall not, without the express prior written consent of Employer, directly or indirectly, during the time this agreement remains in force, except as provided in Section 5.a., engage in any activity competitive with and adverse to Employer’s practice, whether alone, as a partner, officer, director, employee, shareholder or otherwise, of any other corporation, or as a trustee, fiduciary, or other representative or agent or any other entity. The making of passive and personal investments and the conduct of private business affairs shall not be prohibited hereunder.

c. In the normal course of business, employer shall have the power to determine the specific duties to be performed by Employee, and to determine, within reason, the means and manner by which those duties shall be performed. The Employer shall: (1) review, modify, cancel, and otherwise oversee all contracts/accounts procured by Employee; (2) have the power to direct Employee in the performance of his duties, and direct how and when the same shall be performed; (3) determine the days and hours during which Employee shall perform his professional services; (4) the power to direct, control and supervise the duties to be performed, the manner of performing such duties, and the time for performing such duties, shall be exercised always by Employer; and (5) Employee agrees and consents to any random sobriety and drug test(s) by the employer.

6. Accounting. All income generated by Employee from employee’s services to Employer shall belong to Employer.

7. Working Facilities. At the option of the Employer, the Employer may furnish Employee with office space, technical and secretarial assistance, the use of a cellular phone and other facilities and services which employer deems suitable to Employee’s position, and adequate for the performance of Employee’s duties.

8. Ownership of Records by Employer: Employer is the records owner of any and all account information, including without limitation, all records, notes, correspondence, business leads and business contacts actually created or generated by Employee or employees accounts or business leads.

9. Termination. This Contract shall be terminated upon the happening of any of the following events:

(a)	Whenever Employer and Employee shall mutually agree to terminate in writing;

(b)	Upon the death of Employee;

(c)	Upon thirty (30) Days notice given by either party to the other;

(d) Upon notice by Employer, for Cause. For purposes of this Contract, the term “Cause” shall be defined to include: (i) moral turpitude, dishonesty, criminal conduct, or immoral conduct; (ii) Employee’s failure or refusal, after ten (10) days’ notice and an opportunity to cure, to: (A) comply with any reasonable policy, standard, or regulation of Employer from time to time established, including, but not limited to, the adherence to Employer’s office policies and procedures and (B) discontinue conduct or behavior which is offensive to other employees of Employer, thereby disrupting the harmonious functioning of Employer’s business, or, which is offensive to Employer’s accounts, thereby causing the actual or threatened loss of business to Employer; (iii) Employee’s continued absence from Employer’s office or Employee’s continued neglect of duty; (iv) incompetence in the performance of Employee’s duties hereunder; (v) Employee’s material breach of any of the terms of this Contract;(vi) Employee’s positive alcohol or drugs test results.

(e) In the event of Employee’s disability.

(f) In the event that employee violates Paragraph # 12 of this contract.

10. Termination of Employment. In the event this Contract shall terminate for any reason, then Employee’s employment with Employer shall terminate and, in lieu of the compensation otherwise provided for in this Contract, Employer shall pay Employee compensation on bonus as accrued through the last day of the month of the termination date, regarding salary as accrued through date of termination of employment. In the event this Contract shall be terminated pursuant to the provisions of Section 9(c). Hereof, by employee, Employer at its option can terminate this Contract at any time during the thirty (30) day period following said notice of termination by selecting a final work day within the 30 day period and making said date the termination date. Employee shall be paid the amount of compensation accrued through the termination and the amount of compensation on bonus which would have accrued through the end of the month of the termination date.

11. Possession Employee agrees that upon request by Employer, and in any event upon termination of employment, Employee from time to time, shall turn over to Employer all documents, papers or other material in his possession or under his control which may contain or be derived from Confidential Information, together with all documents, notes or other work product which is connected with or derived from Employee’s services to Employer including, without limitation all records described in paragraph #8 of this contract, including all materials in computer read, written or any other form. Employee agrees that the Employee shall have no proprietary interest in any work product developed or used by Employee during the time of his employment by Employer. Employee shall, from time to time as may be requested by Employer, do all things which may be necessary to establish or document Employer’s ownership of any such work product, including, but not limited to execution of appropriate copyright applications or assignments.

12. Non-competition and Non-disclosure Covenants. Employee hereby acknowledges that employment with Employer will enable Employee to gain skill and to form certain relationships with individuals and entities in the growth, development, distribution, marketing & sales of employer’s products such but not limited to pasteurized, fresh, frozen and sterilized crabmeat and value added related products; as such term is herein below defined and that this employment will give Employee access to confidential information and trade secrets of the Employer, including, without limitation, financial and accounting information, client lists and data, suppliers, business and other records and business techniques (all such information hereinafter referred to collectively as the “Confidential Information”). Employee further acknowledges that the goodwill and other proprietary interests of Employer will suffer irreparable and continuing damage in the event Employee enters into competition with Employer during Employee’s term of employment with Employer and for the twelve (12) month period following Employee’s employment with Employer. Therefore, Employee agrees that Employee will not disclose or divulge the Confidential Information to anyone or use it in any manner to compete with Employer and Employee further agrees that Employee will not enter into or engage in or consult with any competitor, customer and/or supplier directly or indirectly, on Employee’s own behalf or for any other employer, entity or individual or, as a partner, joint venture, or as an officer, director, stockholder, agent, employee for any person, firm, partnership, joint venture, corporation or other entity, anywhere within the geographical area of “The United States Of America” Territory (such geographical area hereinafter referred to as the “Covenant Area”): (i) during the time that this Contract remains in force and (ii) for the twelve (12) month period following the termination of Employee’s employment with Employer (such twelve (12) month period hereinafter referred to as the “Covenant Period”). Employee further agrees that in the event of any breach of this paragraph by Employee, that it will be impossible to ascertain with any degree of accuracy the damages which will be suffered by Employer and that Employer will suffer irreparable harm; therefore, Employer and Employee hereby agree that in the event of any such breach by Employee, Employer shall be entitled to immediate injunctive relief and to such other relief as may be proper, including all costs incurred to enforce this paragraph, including reasonable attorneys’ fees, whether suit be brought or not, and if suit is brought, then including appellate attorneys’ fees. The covenants contained in this Paragraph on the part of Employee shall be construed as agreements independent of any other provision of this Contract and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Contract or otherwise, shall not constitute a defense in the enforcement by Employer of these covenants. It is agreed by the parties hereto that if any portion of this covenant not to compete is held to be unreasonable, arbitrary, or against public policy, the covenant herein shall be considered divisible, as to time, geographical area and monetary amount; and each month of the specified period shall be deemed a separate period of time so that the lesser period of time shall remain effective so long as the same is not unreasonable, arbitrary or against public policy. The parties hereto agree that, in the event any court determines that geographical area to be unreasonable, arbitrary, or against public policy, a lesser geographical area which is determined to be reasonable, non arbitrary and not against public policy may be enforced against Employee. The parties further agree that any period of time during which Employee acts in violation of these covenants shall not constitute satisfaction of the specified period of non-competition and shall be added onto the duration of said period.

13. Saving Provision. Employer and Employee agree and stipulate that the agreements and covenants not to compete contained in the preceding paragraph are fair and reasonable in light of all of the facts and circumstances of the relationship between Employee and Employer; however, Employee and Employer are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of and not in derogation of the provisions of the preceding paragraph Employer and Employee agree that in the event a court should decline to enforce the provisions of the preceding paragraph, that paragraph shall be deemed to be modified to restrict Employee’s competition with Employer to the maximum extent, in both time and geography, which the court shall find enforceable; however, in no event shall the provisions of the preceding paragraph be deemed to be more restrictive to Employee than those contained therein.

14. Law Applicable. This Contract shall be governed by and construed pursuant to the laws of the State of Florida, where it is made and executed. If any term or part of this Contract shall be determined to be invalid, illegal or unenforceable in whole or in part, the validity of the remaining parts and terms of this Contract shall not in any way be affected.

15. Notices. All notices, consents, demands, requests, approvals, waivers and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given:

a. When personally hand delivered,

b. Five (5) days after having been mailed to such party by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Silvia Alana
_________________
_________________
_________________

If to Employer:	Blue Star Foods Corp
Attn: John Keeler, CEO
3000 NW 109 Ave.
Miami, FL 33172

16. Succession. This Contract shall inure to the benefit of and be binding upon the parties hereto, and their successors in interest of any kind whatsoever.

17. Amendment. No amendment or variation of the terms of this Contract shall be valid unless made in writing and signed by the parties hereto.

18. Entire Agreement. This Contract represents the entire Agreement between Employer and Employee with respect to the subject matter hereof, and it shall serve as a mutual agreement in writing by them to terminate any pre-existing employment contract entered into by them.

19. Counterparts. This Contract may be executed in multiple counterparts each of which shall be an original, but all of which shall be deemed to constitute one instrument.

20. Interpretation and Construction. The Section and Subsection headings and captions contained in this Contact are for reference purposes only and shall not affect in any way the meaning or interpretation of this Contract, Whenever the context shall require, all words herein in the masculine gender shall be deemed to include the feminine or neuter gender, all singular words shall include the plural, and all plural words shall include the singular. The parties acknowledge and agree that each party has reviewed this Contract and that any rule of construction resolving ambiguities against the drafting party shall not be employed in the interpretation of this Contract or any amendment, exhibit or schedule hereto.

21. Legal Fees. In the event it becomes necessary for any party hereto to institute litigation in order to enforce the terms and conditions of this Agreement, then the losing party to such litigation shall pay to the prevailing party all costs incurred therein, including reasonable attorneys’ fees at the trial, appellate, post-judgment and bankruptcy levels.

22. Severability. If any provision of this Contract shall be determined by a court of competent jurisdiction to be invalid illegal or unenforceable, such determination shall not affect or impair the validity, legality, or enforceability of the remaining provisions contained herein.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seal on the day and year first hereinbefore mentioned.

EMPLOYER:

Blue Star Foods Corp &/or any/all its Affiliates

By:	/s/ John Keeler
John Keeler, CEO

EMPLOYEE:

By:	/s/ Silvia Alana
Silvia Alana

SCHEDULE A

-Based Annual Salary $127,500.00

-Increased of 10% after 6 months of commencing, subject to Satisfactory performance by employee with a minimum of preparing and submitting all tax forms for 2019 for the employer &/or any of its affiliates.

-30% of Salary earned in common stock options at each anniversary date at market price BSF Symbol. With a 3 years exercisable period

-7-